                                                                   Exhibit 10.16

                            ASSET PURCHASE AGREEMENT


                                AS OF MAY 8, 1997


                                 BY AND BETWEEN

                          A-R CABLE SERVICES - ME, INC.


                                       AND

                     FRONTIERVISION OPERATING PARTNERS, L.P.
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                                TABLE OF CONTENTS
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                                                                                                               PAGE


   Section 1.      Definitions................................................................................... 1
         1.01      Certain Definitions........................................................................... 1
         1.02      Other Definitional Provisions.................................................................12


   Section 2.      Purchase and Sale.............................................................................12
         2.01      Transfer of Assets............................................................................12
         2.02      Purchase Price................................................................................13
         2.03      Adjustments and Prorations....................................................................13
         2.04      Post Closing Adjustment.......................................................................14
         2.05      Assumptions of Liabilities....................................................................17
         2.06      Earnest Money and Indemnification Deposit.....................................................17
         2.07      Sales and Transfer Taxes......................................................................17
         2.08      Allocation of Purchase Price..................................................................17


   Section 3.      Representations and Warranties of Seller......................................................17
         3.01      Organization and Authority of Seller..........................................................18
         3.02      Legal Capacity; Approvals and Consents........................................................18
         3.03      Financial Statements..........................................................................19
         3.04      Changes in Operation..........................................................................20
         3.05      Tax Returns...................................................................................20
         3.06      Acquired Assets...............................................................................20
         3.07      The CATV Business.............................................................................22
         3.08      Employee Benefit Plans........................................................................26
         3.09      Legal and Governmental Proceedings and Judgments..............................................28
         3.10      Finders and Brokers...........................................................................28
         3.11      Environmental Matters.........................................................................29
         3.12      Bonds, Insurance and Letters of Credit........................................................30
         3.13      Labor Contracts and Actions...................................................................30


   Section 3A.     Regarding the Representations and
                    Warranties of Seller.........................................................................31


   Section 4.      Representations and Warranties of Buyer.......................................................31
         4.01      Organization and Authority of Buyer...........................................................31
         4.02      Legal Capacity; Approvals and Consents........................................................31
         4.03      Legal and Governmental Proceedings and Judgments..............................................32
         4.04      Finders and Brokers...........................................................................32
         4.05      Acquisition of Rights.........................................................................32

                                      -i-
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                                                                                                               PAGE
   Section 5.      Covenants Pending Closing.....................................................................33
         5.01      Business of Seller............................................................................33
         5.02      Access to Information.........................................................................36
         5.03      Notice of Subsequent Events...................................................................37
         5.04      Delivery of Financial Information.............................................................37
         5.05      Additional Financial Information..............................................................37
         5.06      Rate Forms....................................................................................38


   Section 6.      Deliveries at Closing.........................................................................39
         6.01      Deliveries by Seller..........................................................................39
         6.02      Deliveries by Buyer...........................................................................40


   Section 7.      Conditions to the Obligations of Buyer........................................................41
         7.01      Receipt of Consents...........................................................................41
         7.02      Seller's Authority............................................................................41
         7.03      Performance by Seller.........................................................................42
         7.04      Absence of Breach of Warranties
                    and Representations..........................................................................42
         7.05      Absence of Proceedings........................................................................42
         7.06      No Encumbrances...............................................................................43
         7.07      No Adverse Change.............................................................................43
         7.08      Environmental Report..........................................................................43
         7.09      Average Three Month Revenue...................................................................44


   Section 8.      Conditions to the Obligations of Seller.......................................................44
         8.01      Receipt of Consents...........................................................................45
         8.02      Buyer's Authority.............................................................................45
         8.03      Performance by Buyer..........................................................................45
         8.04      Absence of Breach of Representations
                    and Warranties...............................................................................45
         8.05      Absence of Proceedings........................................................................45
         8.06      Average Three Month Revenue...................................................................46


   Section 9.      Covenants.....................................................................................46
         9.01      Compliance with Conditions....................................................................46
         9.02      Compliance with HSR Act and Rules.............................................................46
         9.03      Applications for Assignment of Contracts
                    or CATV Instruments and CATV Franchises......................................................47
         9.04      Records, Taxes and Related Matters............................................................47
         9.05      Absence of Consents...........................................................................48
         9.06      Retained Franchises...........................................................................49
         9.07      Noncompetition................................................................................55
         9.08      Billing System Transition.....................................................................55
         9.09      Use of Names and Logos........................................................................55
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                                                                                                               PAGE
   Section 10.     Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification......56
         10.01     Survival of Representations, Warranties, Covenants and other Agreements.......................56
         10.02     Indemnification by Seller.....................................................................56
         10.03     Indemnification by Buyer......................................................................57
         10.04     Threshold; Cap; Escrow Amount.................................................................58
         10.05     Third Party Claims............................................................................58


   Section 11.     Further Assurances............................................................................59


   Section 12.     Closing; Termination..........................................................................59
         12.01     Closing.......................................................................................59
         12.02     Termination...................................................................................60
         12.03     Notice of Termination; Rights and Obligations of Parties......................................61
         12.04     Remedies Upon Default.........................................................................61


   Section 13.     Miscellaneous.................................................................................61
         13.01     Amendments; Waivers...........................................................................61
         13.02     Entire Agreement..............................................................................62
         13.03     Binding Effect; Assignment....................................................................62
         13.04     Construction; Counterparts....................................................................62
         13.05     Notices.......................................................................................62
         13.06     Expenses of the Parties.......................................................................64
         13.07     Non-Recourse..................................................................................64
         13.08     Third Party Beneficiary.......................................................................64
         13.09     Governing Law.................................................................................64
         13.10     Press Releases................................................................................64
         13.11     Severability..................................................................................64


                                     -iii-
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EXHIBITS AND SCHEDULES


EXHIBIT A - Service Territory

EXHIBIT B - Form of Assumption Agreement

EXHIBIT C - Form of Earnest Money and Indemnification
             Escrow Agreement

EXHIBIT D - Form of Bill of Sale and General Assignment

EXHIBIT E - Form of Opinion of Seller's Local Counsel

EXHIBIT F - Form of Opinion of Seller's FCC Counsel

EXHIBIT G - Form of Opinion of Buyer's Counsel

Schedule 1.01(a)  -        Current Assets

Schedule 1.01(b)  -        Current Liabilities

Schedule 1.01(c)  -        Excluded Assets

Schedule 1.01(d)  -        Excluded Liabilities

Schedule 1.01(e)  -        Encumbrances

Schedule 3.02     -        Seller's Consents and Approvals

Schedule 3.04     -        Changes in Operation

Schedule 3.05     -        Tax Notices and Assessments

Schedule 3.06(b)(i)-       Real Property

Schedule 3.06(d)  -        Equipment

Schedule 3.07(a)  -        CATV Business

Schedule 3.07(b)  -        Rates charged to Customers

Schedule 3.07(c)  -        Stations and Signals

Schedule 3.07(d)  -        Changes in Operations

Schedule 3.07(e)  -        Material Contracts; CATV Instruments

Schedule 3.07(f)  -        CATV Franchises


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Schedule 3.07(g)  -        CATV Towers

Schedule 3.07(h)  -        CATV Business
                            Compliance Exceptions

Schedule 3.07(i)  -        Intangible Property

Schedule 3.08     -        Employee Benefit Plans

Schedule 3.09     -        Legal Proceedings

Schedule 3.11     -        Environmental Matters

Schedule 3.12     -        Bonds, Insurance and Letters of Credit

Schedule 4.02     -        Buyer's Consents and Approvals

Schedule 5.01(e)  -        CATV Franchises That Seller May Allow to Expire

Schedule 9.07     -        Non-competition

                            ASSET PURCHASE AGREEMENT



          This Asset Purchase Agreement is made and entered into as of May 8, 1997, by and between A-R Cable Services - ME, Inc., a Maine corporation ("Seller"), and FrontierVision Operating Partners, L.P., a Delaware limited partnership ("Buyer").

                                 R E C I T A L S

          Seller owns and operates the CATV Business in the System Area described in Exhibit A.

          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the CATV Business and the assets used or held for the operation thereof in accordance with the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.       DEFINITIONS.

          1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

          Access Agreements: The pole attachment agreements and other contracts with utilities, easements, public and private rights of way, permits for crossing over or under highways, railroads or other property, and similar grants of authority, all of which are listed in Schedule 3.07(e) and true and correct copies of which (including any amendments and modifications thereto and including a written description of any Access Agreements that are not in written form) have been provided to Buyer. In addition, all correspondence relating thereto has been made available to Buyer.

          Acquired Assets: All of the properties, assets, privileges, rights, interests, claims, prepaid expenses, subscriber accounts receivable, deposits, prepaid taxes and other Current Assets and goodwill, real and personal, tangible and intangible, of every type and description, including Seller's leasehold interests or rights to possession, whether owned or leased or otherwise possessed, primarily used by Seller in

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connection with the CATV Business, now in existence or hereafter acquired by
Seller prior to the Closing, including, without limitation, the CATV Instruments, the CATV Franchises, the Equipment, the Real Property, the Contracts, the Inventory and the Intangible Property; provided that Acquired Assets shall exclude the Excluded Assets but shall include cash and cash equivalents in an amount equal to the lesser of (i) $500,000 or (ii) the net income of the CATV Business during the period from the date hereof through the Closing.

          Additional Financial Statement: As defined in Section 5.05(a).

          Agreement: This Agreement and the Schedules and Exhibits attached hereto.

          Allocation: As defined in Section 2.08.

          Asserted Claim: As defined in Section 10.05.

          Assumed Liabilities: All liabilities, obligations and commitments of Seller (a) under the CATV Instruments, the CATV Franchises, the Equipment, the Real Property, the Contracts, the Inventory, the Intangible Property and any other Acquired Assets attributable to periods on and after the Closing Date, (b) all other liabilities, obligations and commitments arising out of Buyer's ownership of the Acquired Assets attributable to periods on and after the Closing Date and (c) to the extent (and only to the extent) constituting Current Liabilities that are included in the Final Working Capital Statement.

          Average Three Month Revenue: As defined in Section 2.03(a)(i).

          Balance Sheet: As defined in Section 3.03.

          Basic Subscriber: As at any date of determination thereof, the sum of
(a) the total number of households (exclusive of "second outlets", as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-billing or commercial-account basis) subscribing on such date to the basic tier service offered by the CATV Business that (i) are not paying less than the standard rate per month set forth in Schedule 3.07(b) with respect to such service and are not, as of such date, more than two monthly billing periods in arrears in payment for services earned (exclusive of account balances of $8 or less attributable to late fees) based on

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billing reports prepared in the ordinary course of business; (ii) are not pending disconnection; (iii) have made payments to Seller for Seller's full cable television installation fee; (iv) have paid to Seller at least one full monthly payment for basic cable television services in accordance with Sellers' regular monthly billing cycle at or above the standard basic rate; and (v) were not solicited by Seller within 90 days prior to the date of determination by any promotions or by offers of discounts other than those in the ordinary course of business consistent with Seller's past practice, and (b) the total number of Equivalent Subscribers on such date.

          Benefit Plans: As defined in Section 3.08.

          Buyer: As defined in the Preamble to this Agreement.

          Buyer Indemnified Party: As defined in Section 10.03.

          Buyer Required Consents: As defined in Section 8.01.

          Buyer's Counsel: Edwards & Angell.

          Buyer's Objection: As defined in Section 2.04(c).

          CATV: Cable Television, which term also includes satellite master antenna television not yet converted to cable television service.

          CATV Business: The CATV business to be transferred to Buyer, presently owned and operated by Seller, which consists of the transmission, distribution and local origination of audio and video signals over the system used by the CATV Business located in the System Area.

          CATV Franchises: The franchises and licenses and similar grants of governmental authority issued by any Governmental Authority used in the CATV Business as presently conducted by Seller, all of which are listed in Schedule 3.07(f) and true and complete copies of which (including all amendments and modifications thereto and including a written description of any franchise not in written form) have been provided to Buyer. Seller has also made available to Buyer any correspondence relating to any such amendment or modification.

          CATV Instruments: All franchises, ordinances or licenses (other than the CATV Franchises) granted to the Seller by any Governmental Authority, including the FCC and the FAA; all

Access Agreements; construction permits and certificates of occupancy; business radio, Earth Station and other FCC licenses; copyright licenses and registrations, community antenna relay services; federal, state, county and municipal permits, orders, variances, exemptions, approvals, consents, licenses and other authorizations; agreements for the purchase, sale, receipt or distribution of news, data and microwave relay signals, or for satellite services; and all other approvals, consents and authorizations used or held for use in the CATV Business. The material CATV Instruments are listed on Schedule 3.07(e), and true and complete copies thereof (including all amendments and modifications thereto) have been provided to Buyer. Seller has also made available to Buyer copies of all correspondence relating to any such amendment or modification. A written description of any CATV Instrument that is not in written form has also been provided to Buyer.

          CATV System: A complete CATV reception and distribution system consisting of one or more head-ends, trunk cable, subscriber drops and associated electronic equipment, which is, or is capable of being, operated as an independent system without interconnections to other systems.

          Closing: A meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

          Closing Date; Date of Closing: The date fixed for the Closing in accordance with Section 12.01.

          Code: The Internal Revenue Code of 1986, as amended.

          Communications Act: As defined in Section 3.07(h).

          Community Service Area: That portion of the CATV Business serving an individual Franchise Area pursuant to a CATV Franchise.

          Contract: Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, certificate, option, warrant, right, or other instrument, document or written agreement relating to the CATV Business to which the Seller is a party or by which the Seller or the assets of the Seller included within the CATV Business is bound, excluding any CATV Instrument. The material Contracts are listed on Schedule 3.07(e) and true complete copies thereof (including all amendments and modifications thereto and including a written description of any

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Contract not in written form) have been provided to Buyer. Seller has also made available to Buyer all correspondence relating to any such amendment or modification.

          Copyright Act: As defined in Section 3.07(h).

          CPA Firm: As defined in Section 2.04(c).

          CPS: As defined in Section 3.07(g)(iv).

          Current Assets: Means one hundred percent (100%) of active subscriber accounts receivable that are less than or equal to sixty (60) days past due (measured from the date the receivable was earned based on billing reports prepared in the ordinary course of business), all deposits with utilities, billing service, postage, the pro rata portion of any prepaid taxes, all prepaid expenses, including in respect of pole rental or equipment maintenance agreements that are Assumed Liabilities, and in respect of rent, postage and security service or two-way radio, each as determined in accordance with GAAP (unless otherwise specified herein) and consistent with Schedule 1.01(a) hereto, which Schedule sets forth the type and amounts of Current Assets as of March 31, 1997.

          Current Liabilities: Means accrued expenses related to Assumed Liabilities determined in accordance with GAAP plus not more than $100,000 of net losses of the CATV Business for the period from the date hereof through the Closing Date, except that the current portion of the Excluded Liabilities shall not be included, consistent with Schedule 1.01(b) hereto, which Schedule sets forth the type and amounts of Current Liabilities as of March 31, 1997.

          DOJ: The United States Department of Justice.

          Earnest Money and Indemnification Escrow Agreement: As defined in
Section 2.06.

          Earth Station: A satellite earth receiving station consisting of one or more "dish" antennas, usually operated in conjunction with a building which houses electronic signal processing and amplification equipment, all of which is also referred to as a "head end".

          Employees: Means all current or former employees of Seller.

          Encumbrances: Means liens, charges, encumbrances, security interests, options, restrictions or any other claims or third party rights.

          Enforceability Exception: As defined in Section 3.02(a).

          Environmental Law: means all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to and governing the protection of human health and the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance.

          Environmental Notice: As defined in Section 3.11(b).

          Environmental Report: As defined in Section 7.08.

          Equipment: All tangible personalty; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber's devices (including, without limitation, drop lines, converters and other signal control devices, encoders, transformers behind television sets and fittings); "head-ends" and "Hubs" (origination, testing, receiving, transmission and related equipment and distribution system) hardware; tools; inventory; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices; furniture and furnishings; and all other tangible personal property and facilities owned or leased by Seller and used in the CATV Business, a balance sheet category summary of which is set forth on Schedule 3.06(d).

          Equivalent Subscriber: At any date of determination thereof, the number of Equivalent Subscribers shall be equal to the quotient of (a) the aggregate billings by the CATV Business for basic and expanded basic service provided by the CATV Business based on billing reports prepared in the ordinary course of business, during the last full month ending on or prior to such date, to residential multiple dwelling units, commercial accounts, other subscribers that are billed for such service on a bulk basis and single family households which pay less than the

CATV Business' regular monthly rate for basic and expanded basic service, divided by (b) the CATV Business' regular monthly subscriber rate for basic and expanded basic service in effect for such month. For purposes of the foregoing, there shall be excluded (A) all billings from premium services, installation or other non-recurring charges, converter rental or from any outlet or connection other than the first or from any pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, and (B) all billings to a commercial or bulk account or discounted family household (i) which has not been an active subscriber of the CATV Business for at least one month since the most recent activation of service to such account or household,
(ii) which is more than two monthly billing cycles in arrears in payment for services earned (exclusive of account balances of $8.00 or less attributed to late fees) based on billing reports prepared in the ordinary course of business, or (iii) which is pending disconnection for any reason.

          ERISA: The Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

          ERISA Affiliate: As defined in Section 3.08(c).

          Escrow Agent: As defined in Section 2.06.

          Escrow Amount: As defined in Section 2.06.

          Estimated Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Estimated Working Capital Statement, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Estimated Working Capital Statement, such excess, expressed as a positive number.

          Estimated Working Capital Statement: As defined in Section 2.03(b).

          Excluded Assets: The assets and properties of Seller listed on
Schedule 1.01(c).

          Excluded Liabilities: Liabilities, obligations and commitments of Seller identified on Schedule 1.01(d).

          FAA: The Federal Aviation Administration.

          FCC: The Federal Communications Commission.

          Final Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Final Working Capital Statement, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Final Working Capital Statement, such excess, expressed as a positive number.

          Final Working Capital Statement: As defined in Section 2.04(c).

          Financial Statements: As defined in Section 3.03.

          Franchise Area: As defined in Section 9.06(g).

          FTC: The Federal Trade Commission.

          Full Per Subscriber Amount: As defined in Section 9.06(b)(iii).

          GAAP: Means U.S. generally accepted accounting principles.

          Governmental Authority: The Federal Government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

          Hazardous Substance: Means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum products and any other substance, pollutant contaminant chemical or industrial toxic or waste, including without limitation hazardous materials within the meaning of any other applicable federal law, regulation, ordinance or requirement relating to or imposing liability of standards of conduct concerning any hazardous, toxic or dangerous waste substance or material.

          HSR Act and Rules: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

          HSR Report: The Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

          Income Statement: As defined in Section 3.03.

          Indemnitee: As defined in Section 10.05.

          Indemnitor: As defined in Section 10.05.

          Intangible Property: The copyrights, patents, trademarks, service marks and trade names used in the CATV Business excluding the right to use the name "Cablevision" or "Cablevision Systems" or any derivative thereof or any name which may include any of such terms, and all applications for, or licenses or other rights to use any thereof, and the value associated therewith, which are owned by Seller and used in the CATV Business, all of which are listed on
Schedule 3.07(i).

          Interim Financial Statements: As defined in Section 3.03.

          Interim Period: As defined in Section 9.05.

          Inventory: Means all inventory as defined under GAAP, plus, without limitation, all supplies, all maintenance equipment, all converters, all cables and all amplifiers owned by Seller as determined by the Seller's inventory control system and used in the CATV Business.

          Judgment: Any judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

          Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

          Losses: As defined in Section 10.02(a).

          Management Agreement: As defined in Section 9.06(b)(iv).

          1996 Financial Statements: As defined in Section 3.03.

          1997 Budget: As defined in Section 5.01(f).

          Organizational Documents: As defined in Section 3.02(b).

          Permitted Encumbrances: Means all Encumbrances, if any, which do not materially detract from the value of the property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the CATV Business, other than Encumbrances for the payment of money.

          Person: Any natural person, corporation, general or limited partner, partnership, joint venture, trust, association or unincorporated entity of any kind.

          Preliminary Working Capital Statement: As defined in Section 2.04(a).

          Purchase Price: As defined in Section 2.02.

          Real Property: All realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements used in the CATV Business or which relate to the operation of the CATV Systems, all of which are listed on Schedule 3.06(b)(i) and true and complete copies of which (including all amendments and modifications thereto and a written description of each lease which is not in written form) have been provided to the Buyer. Seller has also made available to Buyer copies of all correspondence relating to any such amendment or modification.

          Retained Assets: As defined in Section 9.06(a).

          Retained Franchise Escrow Account: As defined in Section 9.06(b)(iii).

          Retained Franchise Escrow Agent: As defined in Section 9.06(b)(iii).

          Retained Franchise Escrow Agreement: As defined in Section
9.06(b)(iii).

          Retained Franchise Escrow Amount: As defined in Section 9.06(b)(iii).

          Retained Franchise Price: As defined in Section 9.06(a).

          Retained Franchises: As defined in Section 9.06.

          SEC: As defined in Section 5.05(c).

          Seller: As defined in the Preamble to this Agreement.

          Seller Indemnified Party: As defined in Section 10.02.

          Seller's FCC Counsel: Mintz, Levin, Ferris, Glovsky & Popeo, P.C.

          Seller's Local Counsel: Eaton, Peabody, Bradford & Veague, P.A.

          Seller Required Consents: As defined in Section 7.01.

          Subscription Contracts: All Contracts with subscribers to the CATV Business and all Contracts for bulk sales of CATV programming.

          System: All of the CATV Franchises included for financial reporting purposes in the Lewiston or Bangor system, as the case may be.

          System Area: The geographical area as described in Exhibit A hereto.

          Tax Benefit: As defined in Section 10.02(b).

          Tax Returns: As defined in Section 3.05.

          Transferable Franchise Area: As defined in Section 9.06(g).

          1.02 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

2.        PURCHASE AND SALE.

          2.01 Transfer of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all of Seller's right, title and interest in and to the Acquired Assets free and clear of any Encumbrances other than Permitted Encumbrances, such transaction to be effective as of the opening of business on the Closing Date.

          2.02 Purchase Price. In consideration for the transfer of the Acquired Assets pursuant to Section 2.01 and the other covenants, agreements, representations and warranties contained herein, Buyer shall at Closing (i) pay to Seller a total purchase price of $78,160,000 (the "Purchase Price") plus, if a positive number, or minus, if a negative number, the Estimated Working Capital Amount provided in Section 2.03, less the Escrow Amount by federal funds wire transfer of immediately available funds to such account at The Bank of New York as shall be designated by Seller, and (ii) assume and agree to pay, discharge and perform the Assumed Liabilities as and when due in accordance with the Assumption Agreement attached as Exhibit B hereto.

          2.03 Adjustments and Prorations.

          (a) Adjustments Due to Revenues.

              (i) The Purchase Price shall be reduced or increased in accordance with Section 2.03(a)(ii) below, if the Average Three Month Revenue of the Systems is less than $1,459,617 or more than $1,597,122, as the case may be. As used herein, "Average Three Month Revenue" shall mean
          (AA) the sum of advance billings of the Systems for reoccurring revenues (but excluding advertising, installation, pay-per-view and other non-reoccurring revenues) for the three calendar months immediately prior to the Closing Date, plus or minus (as applicable) debit and credit prorates for such three month period prior to the Closing Date, divided by (BB) three. All determinations hereunder shall be made on a basis consistent with Seller's past practices and, to the extent not inconsistent with Seller's past practices, in accordance with GAAP.

              (ii) If the Average Three Month Revenue is less than $1,459,617 or more than $1,597,122, the Purchase Price shall be reduced or increased, as the case may be, proportionately to an amount equal to the Purchase Price before giving effect to such adjustment multiplied by a fraction, the numerator of which shall be the Average Three Month Revenue and the denominator of which shall be $1,459,617, in the case of a decrease or $1,597,122, in the case of an increase.

          (b) Estimated Working Capital Statement. Seller shall prepare and submit to the Buyer, not later than ten (10) days prior to the Closing, a written good faith estimate of (i) the Current Assets and Current Liabilities of the CATV Business as of the Closing Date and the Average Three Month Revenue; and (ii) the amount of the adjustments to the Purchase Price in accordance with this Section 2.03 (the "Estimated Working Capital Statement"). The Estimated Working Capital Statement shall be based upon the books and records of the Systems. The Estimated Working Capital Statement submitted to the Buyer shall be accompanied by (a) a statement setting forth in reasonable detail the calculation of the Estimated Working Capital Statement, the Current Assets and Current Liabilities of the CATV Business as of the Closing Date and the Average Three Month Revenue, including appropriate back-up documentation related thereto and in support thereof and (b) a certificate signed by a senior officer of the Seller certifying that, to such officer's knowledge, but without any personal liability to such officer, the Estimated Working Capital Statement was calculated in accordance with the provisions of this Section 2.03. The Seller shall also deliver to the Buyer such other information as may be reasonably requested by the Buyer to verify the Estimated Working Capital Statement.

          2.04 Post Closing Adjustment.

          (a) Within sixty (60) days after the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a working capital statement of the CATV Business as of the Closing Date, which statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the 1996 Financial Statements, except as otherwise required by this Agreement, and shall set forth the Current Assets and Current Liabilities of Seller as of the Closing Date and the Average Three Month Revenue (the "Preliminary Working Capital Statement"). Buyer shall cooperate in providing to Seller all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Preliminary Working Capital Statement.

          (b) During the succeeding thirty (30) day period, Buyer shall have the right to examine the Preliminary

     Working Capital Statement and all records used to prepare the Preliminary Working Capital Statement.

          (c) In the event Buyer determines that the Preliminary Working Capital Statement has not been prepared on the basis set forth in Section 2.04(a) hereof, Buyer shall so inform Seller in writing (the "Buyer's Objection"), setting forth a reasonably specific description of the basis of the Buyer's Objection on or before the last day of the thirty (30) day period referred to in Section 2.04(b) hereof. In the event of the Buyer's Objection, Buyer and Seller shall attempt to resolve the differences underlying the Buyer's Objection within thirty (30) days of Seller's receipt thereof. If Seller and Buyer are unable to resolve all their differences within such thirty
     (30) day period, they shall refer their remaining differences to KPMG Peat Marwick, certified public accountants, or such other nationally recognized firm of independent public accountants as to which Buyer and Seller may mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standard set forth in Section 2.04(a) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Working Capital Statement requires adjustment. The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit, but may conduct such testing procedures as are customarily used to make such determination on the evidence brought to it. The CPA Firm shall deliver its written determination to Buyer and Seller no later than the twentieth (20th) business day after the remaining differences underlying the Buyer's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon the parties. The fees and disbursements of the CPA Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of any disputed items submitted to the CPA Firm that are unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any disputed items so submitted. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Preliminary Working Capital Statement and all other items reasonably requested by the CPA Firm. The "Final Working Capital Statement" shall be (i) the Preliminary Working Capital Statement in the event that (x) the Buyer's Objection is not delivered to Seller in the period set forth in Section 2.04(b) hereof, or (y) Seller and Buyer so agree; or (ii) the Preliminary Working

     Capital Statement, as adjusted by either (x) the agreement of Seller and Buyer or (y) the CPA Firm.

          (d) On the fifth (5th) business day following the determination of the Final Working Capital Statement pursuant to Section 2.04(c), (i) if both the Estimated and Final Working Capital Amounts are positive, then (AA) if the Final Working Capital Amount exceeds the Estimated Working Capital Amount, then Buyer shall pay to Seller an amount equal to such excess; and
     (BB) if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, then Seller shall pay to Buyer an amount equal to such excess; (ii) if both the Estimated and Final Working Capital Amounts are negative, then (AA) if the absolute value of the Final Working Capital Amount exceeds the absolute value of the Estimated Working Capital Amount, then Seller shall pay to Buyer an amount equal to such excess; and (BB) if the absolute value of the Estimated Working Capital Amount exceeds the absolute value of the Final Working Capital Amount, then Buyer shall pay to Seller an amount equal to such excess; (iii) if the Estimated Working Capital Amount is negative and the Final Working Capital Amount is positive, then Buyer shall pay to Seller an amount equal to the sum of the absolute values thereof; and (iv) if the Estimated Working Capital Amount is positive and the Final Working Capital Amount is negative, then Seller shall pay to Buyer an amount equal to the sum of the absolute values thereof.

          (e) Any amount payable pursuant to Section 2.04(d) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Seller, as the case may be.

          2.05 Assumptions of Liabilities. At the Closing Date, Buyer shall assume the Assumed Liabilities in accordance with the Assumption Agreement attached hereto as Exhibit B.

          2.06 Earnest Money and Indemnification Deposit. Concurrently herewith, Buyer has delivered to The Bank of New York as escrow agent ("Escrow Agent"), by federal funds wire transfer of immediately available funds, an amount equal to $7,816,000 (together with the interest earned thereon and as adjusted subsequent to the Closing pursuant to the Earnest Money and Indemnification Escrow Agreement, the "Escrow Amount") to be held and applied pursuant to an escrow agreement (the "Earnest Money and Indemnification Escrow Agreement") substantially in the form of Exhibit C hereto. Upon the Closing, the Escrow Amount shall be considered as a credit against the Purchase Price.

          2.07 Sales and Transfer Taxes. All sales and use taxes and transfer taxes, if any, arising from the transfer of the Acquired Assets shall be shared equally by Buyer and Seller.

          2.08 Allocation of Purchase Price. Prior to the Closing Date, Buyer and Seller shall each use its reasonable efforts to agree upon the allocation (the "Allocation") of the Purchase Price and the Assumed Liabilities to the individual assets or classes of assets (within the meaning of Section 1060 of the Code) consistent with an appraisal to be conducted at Buyer's expense by an appraiser designated by Buyer and reasonably satisfactory to Seller. Buyer, Seller and their respective affiliates shall file all tax returns and schedules thereto, including, without limitation, those returns and forms required by
Section 1060 of the Code, consistent with the Allocation unless otherwise required by applicable Law.

3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

          3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and is qualified to transact business in each other jurisdiction in which the property owned, leased or operated by it requires it to be so qualified. Seller has the requisite power and authority (i) to own, lease and use the Acquired Assets as presently owned, leased and used by Seller, and (ii) to conduct the business and operations of the Systems as presently conducted by Seller.

          3.02 Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 3.02, Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action by Seller necessary for the authorization, execution, delivery and performance by Seller of this Agreement has been taken and such action has not been rescinded, repealed or amended in any manner. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be affected by the laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies (the "Enforceability Exception").

          (b) No Breach. Subject only to obtaining the consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement does not, and will not, contravene the certificate of incorporation or by-laws (such documents and similar constituent documents, "Organizational Documents") of the Seller, and does not, and will not: (i) conflict with or result in a breach or violation by the Seller of, or (ii) constitute a default by the Seller under, or (iii) result in the termination, suspension, modification or impairment of any CATV Instrument, Law, Judgment, or Contract to which the Seller is a party or by which the Seller, the CATV Business or any of the Acquired Assets is subject or bound or may be affected; or (iv) create or impose any Encumbrance upon any of the Acquired Assets, in each case under clause (i) through (iii) above, which conflict, breach, violation, default or termination, suspension, modification or impairment would not, individually or in the aggregate, reasonably be expected to be material to any Community Service Area.

          (c) Required Consents. Except for the parties listed in Schedule 3.02, there are no parties whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Seller, except where failure to obtain such consent would not, individually or in the aggregate, reasonably be expected to be material to any Community Service Area.

          3.03 Financial Statements. Seller has delivered to Buyer true and complete copies of the balance sheet of Seller as at December 31, 1996 (the "Balance Sheet") and December 31, 1995, and related statements of income and changes in financial position of Seller for the years ending December 31, 1996 (the "Income Statement"), 1995 and 1994 (collectively, the "Financial Statements"). The Balance Sheet and Income Statement for the year 1996 (collectively, the "1996 Financial Statements") were prepared in accordance with GAAP and present fairly in all material respects the financial position of the Seller as of those dates and the results of its operations for the periods then ended. Seller has also provided to Buyer a balance sheet and income statement as of March 31, 1997 and will provide Buyer with a balance sheet and income statement as of June 30, 1997 and other information in accordance with Section 5.04 (the "Interim Financial Statements"), which Interim Financial Statements were or will be prepared in accordance with the practices customarily followed by Seller in preparing its interim statements and, subject to normal year-end adjustments and the procedures followed in interim statements, present fairly in all material respects the financial position and results of operation of Seller as at the date and for the period indicated and are stated on a basis consistent with the above-described Financial Statements. At the date of the Balance Sheet, Seller had no material liabilities required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the Balance Sheet.

          3.04 Changes in Operation. Except as set forth in Schedule 3.04, since the date of the Interim Financial Statements, there has not been any event or circumstance which, individually or in the aggregate, has been or would be material to any Community Service Area other than those events or circumstances which may affect the cable television industry generally or in the State of Maine.

          3.05 Tax Returns. Seller has duly filed all material federal, state, local and foreign income, information, franchise, sales, use, property, excise and payroll and other tax returns or reports (herein "Tax Returns") required to be filed by Seller on or prior to the date hereof. All taxes, fees and assessments that are shown on such Tax Returns as due or payable by Seller on or before the date hereof and that might result in an Encumbrance upon any of the Acquired Assets have been duly paid. Except as set forth in Schedule 3.05, Seller has received no notice or assessment to the effect that there is any unpaid tax, interest, penalty or addition to tax due or claimed to be due from the Seller in respect of such Tax Returns; Seller has received no notice of the assertion or threatened assertion of any Encumbrances with respect to any Acquired Assets on account of any unpaid taxes; and no audits of such Tax Returns by any Governmental Authority are pending or, so far as Seller knows, threatened. No event has occurred that could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from Seller.

          3.06 Acquired Assets.

          (a) Title; Encumbrances. Seller holds good and marketable title to all the Acquired Assets, including: (i) good and marketable title to all of the Equipment, Real Property owned in fee, and (ii) the right and authority (subject to the required consents specified herein) to transfer to Buyer all of Seller's right, title and interest in and to the other property or rights included in the Acquired Assets, in each instance free and clear of any Encumbrances except Permitted Encumbrances, and those Encumbrances set forth on Schedule 1.01(e).

          (b) Real Property. Schedule 3.06(b)(i) sets forth a list of all Real Property owned or leased by Seller in connection with the operation of the CATV Business as presently conducted. Except as set forth in Schedule 3.06(b)(i), Seller has good and marketable title to such interests in Real Property and has quiet enjoyment under all leasehold interests, in all cases free of all Encumbrances except Permitted Encumbrances, and those Encumbrances set forth on Schedule 1.01(e). No condemnation proceedings are pending or, to the knowledge of Seller, threatened with respect to any of the Real Property, nor has any such property been condemned.

          (c) Acquired Assets. The Acquired Assets include all assets used by Seller to conduct the CATV Business as it is presently being conducted, except as would not be material to any Community Service Area. The Acquired Assets are in good working order, ordinary wear and tear excepted.

          (d) Equipment. Schedule 3.06(d) sets forth a balance sheet category summary of all Equipment owned or leased by Seller in connection with the operation of the CATV Business. Seller has good and marketable title to all Equipment owned by Seller, and as of the Closing Date none of the Equipment will be subject to any Encumbrances, except Permitted Encumbrances. All leases on the Equipment, taken as a whole, are not material to the CATV Business. All of the Equipment, and Seller's use of the same, (i) comply in all material respects with all applicable ordinances and regulations and building and other laws, and (ii) meet the rules and regulations of the FCC and of the CATV Instruments, except as would not be material to any Community Service Area. The Equipment comprises all material items of personal property used in the CATV Business as now conducted by Seller. All transmitting and studio equipment for the CATV Systems are operating in accordance with and within the rules and regulations of the FCC and the CATV Instruments and with all applicable federal, state and local laws, ordinances, rules and regulations, except as would not be material to any Community Service Area.

          3.07 The CATV Business. With respect to the CATV Business, Seller makes the following warranties and representations:

          (a) Basic Subscribers. The CATV Business includes not less than 50,000 Basic Subscribers and has the bandwidth capacity set forth on Schedule 3.07(a).

          (b) Rates Charged to Customers. As of the date hereof, the rates charged to customers for each class of service and categories of customers for the Systems are set forth in Schedule 3.07(b). The rates charged for services delivered by Seller with respect to the CATV Business are in compliance with federal, state and local regulation, and no basis exists for any rollback of rates for basic service, or any rollback refund or forfeiture of rates for any cable programming service tiers, as defined by the FCC with respect to any of the CATV Systems, except as would not be material to any Community Service Area.

          (c) Stations and Signals. Schedule 3.07(c) contains a materially true and accurate description of the stations and signals carried by the CATV Business and the channel position of each such signal and station.

          (d) No Change in Operations. Except as set forth on Schedule 3.07(d), since the time of the Interim Financial Statements, the CATV Business has been operated in the ordinary course in all material respects except as otherwise permitted by this Agreement. No assets material to any Community Service Area previously used therein have been disposed of since the 1996 Financial Statements except in the ordinary course of business.

          (e) Contracts. Schedule 3.07(e) contains a complete list of all material Contracts in effect on the date of this Agreement. As used in this
     Section 3.07(e), the term "material Contracts" means any Contract requiring in any calendar year payments aggregating $50,000 or more and any Contract that cannot be terminated on thirty (30) days' notice without liability. Except as set forth in Schedule 3.07(e), there are no defaults by Seller under the Contracts (nor has Seller received written notice of a threatened default or notice of default), and Seller knows of no defaults by any other party to a Contract, except as would not be material to any Community Service Area.

          (f) CATV Franchises and Governmental Authorities. Schedule 3.07(f) includes a true and complete list of all CATV Franchises that are held for use in connection with the operations of the CATV Business. Seller has not made any commitments material to any Community Service Area (oral or written) that are still in effect to any Governmental Authority with respect to the CATV Systems other than those contained in the CATV Franchises. Seller holds all of the franchises, permits and licenses reasonably necessary to enable it to operate the CATV Business as presently conducted, and no other franchise, franchise applications, licenses, registrations, authorizations or permits are required by applicable law in connection with the conduct and operation of the CATV Business in the ordinary course of business, except as would not be material to any Community Service Area. Except as noted on Schedule 3.07(f), each of the CATV Franchises is in full force and effect in accordance with its terms. Except as noted on Schedule 3.07(f), there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default under any CATV Franchise or permit any Governmental Authority to cancel, terminate or suspend the rights thereunder.

          (g) CATV Systems.

              (i) Schedule 3.07(g) contains a true and complete list of each CATV System's towers, tower coordinates and total height above ground level of each tower. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems in the manner presently operated and are listed in Schedule 3.07(g). Seller has made available to Buyer true and complete copies of all such FAA approvals and authorizations obtained in connection with the ownership and operation of the Systems. The towers are being operated in material compliance with applicable FCC and FAA rules.

              (ii) As of the date of this Agreement and to

          Seller's knowledge, and except as disclosed on Schedule 3.07(g): (AA) Seller is, as of the date of this Agreement, the only person providing wireline or wireless cable television services or similar video programming or related services (excluding direct broadcast satellite services) within all or part of the geographic areas served by the Systems; and (BB) no person other than the Seller has been granted a cable television franchise in any of the geographic areas presently served by the Systems.

              (iii) All notices required to be given by the Seller to subscribers of the CATV Systems have been given in material compliance with the requirements of the Communications Act and applicable FCC rules, regulations and policies.

              (iv) Except as set forth on Schedule 3.07(g), no Governmental Authority served by any CATV System has become certified by the FCC to regulate such System's basic service rate, and Seller has not received any complaint on FCC Form 329 concerning the cable programming service ("CPS") rates of any CATV System, and Seller is not aware of any CPS rate regulation of any CATV System.

          (h) CATV Business. Except as set forth in Schedule 3.07(h), (i) the CATV Business is conducted by Seller in material compliance with all applicable laws, regulations and other requirements of Governmental Authorities, CATV Franchises, CATV Instruments and Contracts, including, but not limited to, material compliance with the rules and regulations of the FCC and the provisions of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Communications Act"). Except as set forth in Schedule 3.07(h), Seller has timely filed and paid to the FCC and any Governmental Authority all filings, applications, reports, payments and fees, including, but not limited to, cable television registration statements, annual reports, aeronautical frequency usage notices, FCC Form 320, FCC Form 325, Schedule A, FCC Form 395-A and FCC Form 759 that are required under the rules and regulations of the FCC; and (ii) the CATV Business is in compliance with all signal leakage criteria prescribed by the FCC for each relevant semi-annual reporting period; and a request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Governmental Authority with respect to each franchise expiring within thirty-six (36) months after the date of this Agreement. Seller has made available to Buyer copies of all reports and filings for the past three (3) years made or filed by Seller pursuant to FCC rules and regulations and shall make available to Buyer all other past reports and filings made or filed by Seller pursuant to FCC rules and regulations. Seller has filed and deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyrights Act of 1976 (as amended, the "Copyright Act"), with respect to the business and operations of the CATV Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. Seller has made available to Buyer true and complete copies of all such statements of account and other documents and instruments filed and deposited with the U.S. Copyright Office in connection with the ownership and operation of the Systems for the past three (3) years. The CATV Systems are in material compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office. To the knowledge of Seller, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by the CATV Systems. Except as disclosed in Schedule 3.07(h),
     (i) Seller has not received any notice of any claimed or purported default in any CATV Instruments and (ii) there are no proceedings pending, or, to the knowledge of Seller, threatened, to cancel, modify or change any CATV Franchise.

          (i) Intangible Property. Except as set forth on Schedule 3.07(i), Seller is not the owner, user or licensee of any patent, trademark, servicemark, trade name or copyright (or application therefor), nor are any of such items used in connection with the CATV Business. To Seller's knowledge, and without notice to the contrary, Seller has not, nor has the use of any such item in connection with the CATV Business, infringed upon or conflicted with any patent, trademark, servicemark, trade name or copyright of others, and Seller has not received any notice of any such claimed infringement or conflict. During the past five (5) years, the Seller has not existed under or used any name other than as set forth in
     Schedule 3.07(i).

          3.08 Employee Benefit Plans.

          (a) All "employee benefit plans" within the meaning of Section 3(3) of ERISA covering Employees, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, and other benefit plans, contracts, policies, practices, agreements or arrangements providing for compensation, severance, termination pay, performance awards, stock or stock-related awards or other equity-based awards, fringe benefits of any kind, whether formal or informal, funded or unfunded, covering Employees (collectively, the "Benefit Plans") are listed on Schedule 3.08, and copies or summaries of any such written Benefit Plans (or related Insurance Policies) and any amendments thereto have been provided or made available to Buyer. Schedule
     3.08 also lists all multi-employer plans covering Employees. Except as disclosed on Schedule 3.08, there is not now in effect or to become effective after the date of this Agreement, any new Benefit Plan or any amendment to an existing Benefit Plan which will affect the benefits of Employees or former employees of the Systems.

          (b) All Benefit Plans have been administered in substantial compliance with their own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal and state laws. There is no material pending or, to the knowledge of Seller, threatened investigations, proceedings, actions, suits, claims or other litigation (other than routine claims for benefits) relating to the Benefit Plans. Seller has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either
     Section 4975 of the Code or Section 406 or 502(i) of ERISA in an amount which would be material.

          (c) No liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multi-employer plan under

     Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan subject to Title IV of ERISA or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (d) Neither any Benefit Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Seller has not provided, nor is it required to provide, security to any Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e) Except as disclosed in Schedule 3.08, Seller has not contributed to any Multiemployer Plan at any time after September 26, 1980.

          (f) Seller is not aware of the existence of any governmental audit or examination of any of Seller's Benefit Plans or any facts that would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any such Benefit Plan pending, or, to the knowledge of Seller, threatened with respect to any of such Benefit Plan.

          (g) No Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary after the termination of the participant's employment or upon the participant's retirement except as may be required under Section 4980B of the Code or applicable state statutory law.

          (h) Except as set forth on Schedule 3.08, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacations or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          3.09 Legal and Governmental Proceedings and Judgments. Except as may affect the cable television industry generally, or as set forth on Schedule 3.09, there is no legal action, counterclaim, suit, arbitration, or proceeding, pending or, so far as is known to Seller, any governmental investigation pending or threatened against the Seller, the CATV Business or the Acquired Assets, nor is there any Judgment, order or decree pending or outstanding against the Seller or to or by which the Seller, any of the Acquired Assets or the CATV Business is subject or bound, which (i) results in any modification, termination, suspension, impairment or reformation of any CATV Instrument or Contract or any right or privilege thereunder in a manner that could reasonably be expected to be material to any Community Service Area; or (ii) materially adversely affects the ability of Seller to consummate any of the transactions contemplated hereby.

          3.10 Finders and Brokers. Seller has employed Waller Capital Corporation as its broker in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Seller has not entered into any other contract, arrangement or understanding with any Person or firm, nor is it aware of any claim or basis for any claim based upon any act or omission of Seller or any of its affiliates, which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

          3.11 Environmental Matters.

          (a) Except as disclosed in Schedule 3.11, to Seller's knowledge (i) the Real Property is free of all friable asbestos; (ii) no Hazardous Substance is currently or has ever been located in, on, under or about any of the Real Property in a manner which violates any Environmental Law in any material respect or which requires cleanup or corrective action of any kind under any Environmental Law; (iii) Seller is in past and current compliance with, is not in violation of, and has no liability under, any Environmental Law; (iv) the CATV Systems are capable of continued cooperation in compliance with all Environmental Law; (v) no Hazardous

     Substances have been used, treated or disposed in, on, over or under the Real Property by Seller, except for such substances which are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to Seller's, as to which Seller is in compliance with all applicable Environmental Law; and (vi) there are no tanks below the surface of the Real Property.

          (b) Except as disclosed in Schedule 3.11, Seller has not received any notice from any Governmental Authority indicating that the Real Property or any property adjacent thereto has been or may be placed on any federal or state "Superfund" or "Superlien" list ("Environmental Notice"). To Seller's knowledge, there has not been any Environmental Notice with respect to any of the Real Property received by any prior owner or occupant of the Real Property which has not been fully satisfied and complied with in a timely fashion.

          3.12 Bonds, Insurance and Letters of Credit. Except as otherwise specified in Schedule 3.12, each insurance policy, each performance bond and each letter of credit required to be maintained, or which is maintained covering the property comprising the CATV Systems and Acquired Assets, and/or the operation of the CATV Systems, is set forth in Schedule 3.12, and a copy of each such policy, letter of credit or bond has been made available to Buyer by Seller. Each of such policies, letters of credit and bonds is current and in full force and effect. Seller has not received any notice of default under or intended cancellation or nonrenewal of any such policies, letter of credit or bonds. Seller has not failed to give any notice or present any claim under any insurance policy or bond in a due and timely manner, nor has Seller made a claim under any insurance policy or bond or requested the insurer to defend Seller under a duty to defend provision, which coverage the insurer denied. There are no pending or threatened requests to make a draw under any such letter of credit. To Seller's knowledge, no application for any insurance, letter of credit or bond with respect to the Acquired Assets or the Systems has been denied for any reason. Seller will continue to maintain in effect through the Closing Date, and for such periods thereafter as may be required under Section
9.05 hereof, those bonds, letters of credit and insurance policies in connection with the Acquired Assets and/or the operation of the CATV Systems. During such periods, Seller will not take any action or refrain from taking any action if the taking of such action or failure to take such action, respectively, adversely affects the insurability of the Acquired Assets or the CATV Systems.

          3.13 Labor Contracts and Actions.

          (a) Seller is not a party to any Contract with any labor organization, nor has the Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of the Seller with respect to the operation of the CATV Business, and

          (b) as of the date of this Agreement, Seller is not experiencing any strikes, work stoppages, significant grievance proceedings or, to the knowledge of Seller, claims of unfair labor practices filed with respect to the operation of the CATV Business.

3A.      REGARDING THE REPRESENTATIONS AND WARRANTIES OF SELLER.

          It is specifically understood and agreed by Buyer that the representations and warranties made by Seller in Section 3 of this Agreement and the lack of qualification thereof as to materiality or time are made in the light of the exceptions to the conditions of Buyer to closing set forth in
Section 7.03 and 7.04 and in the light of the cap provided in Section 10.04, and no adverse inference shall be drawn by virtue of the scope and breadth of such representations and warranties.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

          To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

          4.01 Organization and Authority of Buyer. Buyer is a limited partnership, validly organized and existing and in good standing under the laws of the State of Delaware and is qualified to transact business in each other jurisdiction in which the property owned, leased or operated by it required it to be so qualified. Buyer has the requisite power and authority (i) to own, lease and use the Acquired Assets as presently owned, leased and used by Seller, and (ii) to conduct the business and operations of the Systems as presently conducted by Seller.

          4.02 Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Subject to Section

          9.02 hereof and the consents and approvals set forth on Schedule 4.02, Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All partnership action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken and such action has not been rescinded, repealed or amended in any manner. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except for the Enforceability Exception.

          (b) No Breach. Subject only to obtaining the consents and approvals set forth on Schedule 4.02, the execution, delivery and performance of this Agreement does not, and will not, contravene the Organizational Documents of Buyer, and does not and will not: (i) conflict with or result in a breach or violation by Buyer of, or (ii) constitute a default by Buyer under, any Law, Judgment, contract, arrangement or understanding to which Buyer is a party or by which Buyer is subject or bound or may be affected.

          (c) Required Consents. Except for the parties listed in Schedule 4.02, there are no parties whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Buyer, except where failure to obtain such consent or approval or failure to make such filing would not reasonably be expected to be material.

          4.03 Legal and Governmental Proceedings and Judgments. There is no legal action, proceeding, investigation or controversy pending or, to the knowledge of Buyer, threatened against or otherwise involving Buyer, nor are there any Judgments outstanding against Buyer or to or by which Buyer is, or may be, subject or bound which may adversely affect the ability of Buyer to consummate any of the transactions contemplated hereby.

          4.04 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          4.05 Acquisition of Rights. Buyer is not aware of, and has no reason to believe there is, any reason relating to Buyer that any Governmental Authority or other party whose consent is required or contemplated hereunder, would refuse to consent to the transfer of CATV Instruments or any rights to Buyer hereunder or would condition granting of any such consent on the performance by Seller or Buyer of any material obligation not expressly set forth herein.

5. COVENANTS PENDING CLOSING.

          5.01 Business of Seller. From the date hereof to the Closing Date, and except as otherwise consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld), Seller covenants and agrees as follows:

          (a) Business in Ordinary Course. Except as otherwise agreed by the parties or as provided herein, Seller shall conduct the CATV Business in the ordinary course, consistent with past practices and will not engage in any material transaction, including, without limitation, entering into or amending in any material respect any CATV Instrument or Contract, entering into or amending any CATV Franchise or making any material advance or expenditure, other than in the ordinary course of business, nor change in any material respect business policies or practices. Seller shall use its reasonable commercial efforts to preserve the CATV Business and Acquired Assets intact, to retain the services of its present employees and agents, and to preserve its business relationships with, and the goodwill of, its subscribers, customers, advertisers, suppliers and others. Seller shall pay before delinquent all taxes and other charges upon or against Seller or any of its properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which it chooses to contest in good faith by appropriate proceedings and for which appropriate reserves have been maintained. Seller shall not (i) enter into any transaction or incur any liability or obligation which, if entered into or incurred prior to the date of this Agreement, would have been required to be listed on the Schedules hereto, (ii) sell, lease, hypothecate, transfer or otherwise dispose of any of the Acquired Assets, other than dispositions of assets in an aggregate amount of less than $100,000 in the ordinary course of business where suitable replacements have been made therefor, (iii) grant or agree to grant any increase in the rates of salaries or compensation payable to employees (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business or bonuses to induce employees to remain employed with Seller through the Closing Date), (iv) except as provided in (iii) above provide for any new and material pension, retirement or other employment benefits for employees or any material increase in any existing benefits (other than as required by law), (v) implement any retiering or repackaging of cable television programming offered by the CATV Systems (other than as required by law or the terms of the applicable CATV Franchise), or (vi) take or agree to take, any of the foregoing actions or any actions that would (A) make any representation or warranty of Seller contained in this Agreement untrue or incorrect in any material respect as of the Closing Date, or (B) result in any of the conditions to Closing in this Agreement not being satisfied.

          (b) Books and Records. Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner.

          (c) Litigation During Interim Period. Seller will advise Buyer in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, proceeding or investigation in which the Seller is a party or the Acquired Assets or CATV Business may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

          (d) Material Contracts. Seller shall deliver to Buyer copies of all material Contracts that are entered into after the date hereof and prior to the Closing in accordance with the terms of this Agreement.

          (e) CATV Franchises. Except as set forth in Schedule 5.01(e) or as otherwise agreed by the parties, Seller shall not cause or permit, by any act or failure to act, any of the CATV Franchises to expire or to be revoked, suspended, or materially adversely modified, or take any action that could reasonably be expected to cause any governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any Franchise except as otherwise agreed to by the parties.

          (f) CATV Systems. Seller shall pay all obligations relating to the CATV Systems as they become due, consistent with past practices, and shall cause all such obligations to be paid or satisfied as of the Closing Date. Seller shall not change customer rates for any service or charges for remotes or installation, or change billing, disconnect or marketing practices (other than as required by law or the terms of the applicable CATV Franchise or as set forth in the budget for fiscal year 1997 for the Systems (the "1997 Budget")or in the ordinary course of business).

          (g) Acquired Assets. Seller shall maintain all of the Acquired Assets in good working order (ordinary wear and tear excepted), consistent with their overall condition on the date of this Agreement, and shall use, operate and maintain all of the Acquired Assets in a reasonable manner. Seller shall maintain inventories at levels consistent with past practices in the ordinary course of business or in accordance with the budget for fiscal year 1997 for the Systems.

          (h) Compliance with Law. Seller shall comply with all laws, rules and regulations applicable or related to the ownership and operation of the CATV Systems, except for any noncompliance that would not be material to any Community Service Area or to the CATV Business as a whole.

          (i) Encumbrances. Seller shall not create, assume or permit to exist any Encumbrance, claim or liability, upon the Acquired Assets, except for Permitted Encumbrance.

          (j) FCC Filings. Seller shall provide to Buyer, as soon as practicable following the filing thereof, copies of all reports to and other filings with the FCC relating to the CATV Systems.

          (k) CATV Instruments. Seller shall provide to Buyer, as soon as practicable following the receipt thereof by Seller, a copy of (i) any notice from the FCC or any other Governmental Authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or any written notice to the effect that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any CATV Instrument, FCC license, or any other material license or permit held by Seller in respect of any CATV System, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning any CATV System (if same has been provided to Seller) and, as soon as practicable following the filing or making thereof, copies of Seller's responses to such filings.

          (l) Capital Expenditures. Seller shall make maintenance capital expenditures in the ordinary course of business consistent with past practices or in accordance with the 1997 Budget.

          5.02 Access to Information.

          (a) Access by Buyer. Between the date of this Agreement and the Closing, Buyer shall have reasonable access during normal business hours to all of the properties, books, reports, records, CATV Instruments and Contracts of Seller, and Seller shall furnish Buyer with all information it may reasonably request. All information obtained by Buyer pursuant to this Agreement and in connection with the negotiation hereof shall be used by Buyer solely for purposes related to this Agreement and the acquisition of the Acquired Assets and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, be kept in strict confidence by Buyer in accordance with the terms of the confidentiality letter executed by Buyer and Seller.

          (b) Access by Seller. Subsequent to the Closing, Buyer shall preserve and give to Seller reasonable access during normal business hours to all of the books, reports, records, CATV Franchises, CATV Instruments and Contracts from files and records transferred to Buyer at the time of Closing, for the purposes of the preparation of tax returns, the defense of any claims asserted or which may be asserted with respect to which the Seller is the Indemnitor as contemplated by the Agreement, or other proper purposes.

          5.03 Notice of Subsequent Events. Each Party agrees to promptly notify the other of any circumstance, event or action by it or otherwise (i) that, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which would result in any of its representation and warranties in this Agreement not being true and correct in all material respects at Closing.

          5.04 Delivery of Financial Information. Seller shall deliver to Buyer:
(i) as soon as they are available, but in no event later than thirty (30) days after the end of each month subsequent to the date of such latest monthly financial statement through the end of the month preceding the Closing Date, consistently prepared monthly financial statements; (ii) within thirty (30) days after the end of each month a report prepared on a basis consistent with past practice and showing monthly revenues and subscriber information for the CATV Systems; and (iii) such other financial and operating information regarding the CATV Systems and the Acquired Assets as Buyer reasonably requests. Such financial statements have been and will be prepared on a basis consistent from period to period.

          5.05 Additional Financial Information.

          (a) If requested by Buyer after the execution thereof, Seller agrees to prepare, and cause Seller's independent accountants to audit (to the extent indicated below), at Buyer's expense, the following financial statements with respect to the CATV Systems, and to prepare related management discussions and analyses (collectively, the "Additional Financial Statement"), conforming with the requirements specified in this
     Section 5.05:

               (i) Balance Sheets and income statements and statements of cash flows and changes in equity for such of the years ended December 31, 1994, 1995, 1996 and 1997, together with the required footnotes and the auditor's report thereon, as may be required under Securities and Exchange Commission ("SEC") Regulations S-K and S-X.

               (ii) An unaudited balance sheet and income statement and statement of cash flows for such interim period ending during 1997 or 1998 as Buyer may request, together with the required footnotes.

          (b) If necessary in order to enable Buyer to comply with the requirements of SEC Regulation S-K or S-X, Seller shall prepare and cause Seller's independent accountants to audit at Buyer's expense the Additional Financial Statements within sixty (60) days after Buyer's request therefor.

                  (c) The Additional Financial Statements shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied, and in the form required by SEC Regulations S-K and S-X, so as to fairly present the financial condition, results of operations and cash flows of Seller for the periods indicated, and with respect to quarterly financial statements required by this Section 5.05, subject to normal year-end adjustments.

          (d) Seller agrees to provide, to the extent it is reasonably able to do so, one or more audit representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this Section 5.05. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any registration statement with respect to the audit of those Additional Financial Statements required to be audited by SEC Regulations S-K and S-X and to be included in such registration statement. Seller shall use its commercially reasonable efforts to cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such registration statement.

          5.06 Rate Forms. Seller will furnish Buyer upon request with any correspondence (including FCC rate forms and associated exhibits) from or to any Governmental Authority relating to regulatory review of the rates charged by the CATV Systems for cable television services and equipment. Seller agrees to provide to Buyer the following, as soon as practicable upon request: (i) complete and correct copies of all FCC Forms 393, 1200, 1205, 1210, 1215 and 1240 relating to rate regulation generally or specific rates charged to customers of the Systems that have been prepared by Seller (either before or after the date of this Agreement) for filing with the appropriate Governmental Authorities; (ii) and, to the extent that Seller has not completed such forms with respect to any community and/or any level or tier of cable television service because such forms have not been required to be filed with any Governmental Authority pursuant to applicable Law, such other information, work papers and documents (including rate history information) reasonably necessary for any rate defense necessary to defend and support the past, current and proposed rates charged or to be charged to the customers of the CATV Business.

6.    DELIVERIES AT CLOSING.

          6.01 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer:

          (a) Such special warranty or trustee's deeds, certificates or title policies, bills of sale, endorsements, and other good and sufficient instruments of conveyance, transfer and assignment as are necessary to vest in Buyer the right, title and interest of Seller in accordance herewith in and to the Acquired Assets in a form reasonably satisfactory to Buyer, which shall include, without limitation, a form of Bill of Sale and General Assignment in the form of Exhibit D hereto.

          (b) A certificate signed by a principal officer of the Seller, dated as of the Closing Date, representing and certifying to Buyer as to the matters set forth in Sections 7.03, 7.04 and 7.06.

          (c) The Assumption Agreement in the form of Exhibit B hereto.

          (d) An opinion of Seller's Local Counsel, substantially in the form of Exhibit E hereto.

          (e) An opinion of Seller's FCC Counsel, substantially in the form of Exhibit F hereto.

          (f) A certificate signed by a principal officer of the Seller, dated as of the Closing Date, representing and certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Seller's directors and stockholders authorizing and approving the execution and delivery of this Agreement and all Agreements referenced herein and contemplated hereby and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) as to the incumbency of each signatory to this Agreement and each other Agreement, instrument or document delivered hereunder executed by Seller.

          (g) Evidence that the waiting period under the HSR Act, if applicable, has expired.

          (h) Evidence in a form and substance reasonably satisfactory to Buyer of receipt of all Seller Required Consents, except as waived by Buyer pursuant to Section 7.01.

          6.02 Deliveries by BuyerDeliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:

          (a) The Purchase Price as it may be adjusted in Section 2.02.

          (b) The Assumption Agreement in the form of Exhibit B hereto.

          (c) A certificate signed by a principal officer of Buyer, dated as of the Closing Date, representing and certifying to Seller as to matters set forth in Sections 8.03 and 8.04.

          (d) An opinion of Buyer's Counsel, substantially in the form of Exhibit G hereto.

          (e) A certificate signed by a principal officer of the Buyer, dated as of the Closing Date, representing and certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer's partners authorizing and approving the execution and delivery of this Agreement and all Agreements referenced herein and contemplated hereby and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) as to the incumbency of each signatory to this Agreement and each other Agreement, instrument or document delivered hereunder executed by Buyer.

          (f) Evidence that the waiting period under the HSR Act, if applicable, has expired.

          (g) Evidence in a form and substance reasonably satisfactory to Seller of receipt of all Buyer Required Consents, except as waived by Seller pursuant to Section 8.01.

7. Conditions to the Obligations of Buyer.

          The obligations of Buyer to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions any of which may be waived in writing by Buyer:

          7.01 Receipt of Consents. The conditions specified in

Section 9.02 shall have been satisfied and such of the approvals and consents described in Schedule 3.02 that are specifically noted therein as being required as conditions to the Closing (the "Seller Required Consents"), shall have been obtained. Notwithstanding the foregoing, to the extent that the approvals and consents of Governmental Authorities have been obtained for CATV Franchise Areas that are Transferable Franchise Areas (as defined in Section 9) represent at least ninety-three percent (93%) of the aggregate number of Basic Subscribers in all Franchise Areas, this closing condition shall have been fulfilled with respect to all such approvals and consents of such Governmental Authorities; provided, however, that upon completion of the Closing, the provisions of
Section 9.06 hereof with regard to Retained Franchises shall apply.

          7.02 Seller's Authority. All actions under Seller's Organizational Documents, and resolutions necessary to authorize (i) the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Seller and shall be in full force and effect on the Closing Date.

          7.03 Performance by Seller. Seller shall have performed in all material respects its agreements and covenants hereunder (including, without limitation, its covenants in Sections 5 and 6) to the extent such are required to be performed at or prior to the Closing except for such failure to perform that could not reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally or in the State of Maine.

          7.04 Absence of Breach of Warranties and Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties describe a condition on a specified time or date and except for such breach that could not reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally or in the State of Maine, except with respect to the representation regarding number of Basic Subsidiaries contained in Section 3.07(a), which shall not be subject to such materiality exception.

          7.05 Absence of Proceedings. There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement and no other action or proceeding brought by any Governmental Authority shall be pending that may result in a Judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

          7.06 No Encumbrances. There shall be no Encumbrances other than Permitted Encumbrances.

          7.07 No Adverse Change. Since the date hereof, except as set forth on
Schedule 3.07(h), there shall have been no adverse change in or loss or damage to the Acquired Assets, the CATV Systems or the CATV Business except for such adverse change, loss or damage as could not reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally or in the State of Maine. If such material adverse change, loss or damage is the result of damage to or destruction of the Acquired Assets, or any portion thereof, then (i) unless Seller shall have provided for or cured (to the extent that such adverse change shall no longer be material within the meaning of the first sentence of this Section 7.07) such material adverse change, loss or damage at Seller's expense within thirty days of receipt of Buyer's notice of its intent to terminate pursuant to this Section 7.07, Buyer may terminate this Agreement, in which event the Escrow Amount, and all interest earned thereon, shall be returned to Buyer, or (ii) if Buyer and Seller mutually agree in writing upon adjustments to the Purchase Price, payment of insurance proceeds, limitations on the representations of Seller and all other matters with respect to such material adverse change, loss or damage then Buyer and Seller shall proceed to consummate the transactions contemplated herein.

          7.08 Environmental Report. Buyer shall have received, at Buyer's option and expense, a Phase I environmental site assessment (the "Environmental Report") of the Real Property performed by a nationally recognized environmental firm designated by Buyer and reasonably satisfactory to Seller. If Buyer shall elect to receive an Environmental Report, such Environmental Report shall have been arranged for by Buyer not later than 10 business days from the date hereof and true and complete copies of the final Environmental Report and all drafts thereof and correspondence relating thereto shall be delivered to Seller not later than 45 days from the date hereof and Buyer will confirm to Seller in writing not later than 45 days from the date hereof which, if any, terms in the Environmental Report are material adverse environmental conditions within the meaning of this Section 7.08. If prepared, the Environmental Report shall show no environmental condition on or affecting such Real Property that (i) could reasonably be expected to impair the use or value of such Real Property for the continued operation of the CATV Systems as operated by Seller on the Closing Date or subject Buyer to any liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement, or (ii) would cause a reasonable purchaser experienced in environmental matters to perform further investigation or testing before proceeding with the transfer of the Real Property. Notwithstanding the foregoing, this condition to closing shall not be applicable (a) with respect to any Real Property as to which Buyer shall not have ordered an Environmental Report at least 10 business days from the date hereof, (b) if at Seller's expense, Seller shall have cured all material adverse environmental conditions identified to Seller by Buyer in writing not later than 45 days from the date hereof to the level that the appropriate governmental agency determines that no further action is required, or, when no governmental agency is involved in the remediation, to the level that Seller's environmental consultant has certified to Seller and Buyer that all requirements of Environmental Law have been satisfied (or provisions reasonably satisfactory to Buyer shall have been made for such cure) prior to the Closing, (c) if the subject parcel of Real Property is retained by Seller and replaced prior to Closing, at Seller's cost, with another parcel of property of substantially equivalent utility, which replacement property shall be fully equipped and operational in all material respects as of the Closing or, (d) if Buyer and Seller mutually agree in writing on adjustments to the Purchase Price, payment of insurance proceeds, limitations on the representations of Seller and all other matters with respect to such material adverse environmental condition.

          7.09 Average Three Month Revenue

Month Revenue. The Average Three Month Revenue shall be greater than $1,627,984, unless Seller agrees that for purposes of the calculation of the Purchase Price Average Three Month Revenue shall be $1,627,984.

8.   CONDITIONS TO THE OBLIGATIONS OF SELLER.

          The obligations of Seller to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Seller.

          8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and such of the approvals and consents described in
Schedule 4.02 that are specifically noted therein as being required as conditions to the Closing (the "Buyer Required Consents") shall have been obtained and all the approvals and consents of Governmental Authorities shall have been obtained for CATV Franchises which represent at least ninety-three percent (93%) of the Basic Subscribers; provided that, if Buyer elects to waive the condition that Seller shall have received one or more of Seller Required Consents and agrees in writing to fully indemnify all Seller Indemnified Parties from and against any and all Losses to which they may become subject as a result of such waiver by Buyer, then Seller shall be deemed to have waived in writing the condition that Buyer shall have received the Buyer Required Consents.

          8.02 Buyer's Authority. All actions under Buyer's Organizational Documents and resolutions necessary to authorize (i) the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement, and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Buyer and shall be in full force and effect on the Closing Date.

          8.03 Performance by Buyer. Buyer shall have performed in all material respects its agreements and covenants hereunder to the extent such are required to be performed at or prior to the Closing.

          8.04 Absence of Breach of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if then made, on and as of such date, except to the extent that such representations and warranties describe a condition on a specified time or date.

          8.05 Absence of Proceedings. There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this Agreement and no other action or proceeding brought by any governmental authority shall be pending that may result in a Judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement.

          8.06 Average Three Month Revenue. The Average Three Month Revenue shall be less than $1,429,365, unless Buyer agrees that for purposes of the calculation of the Purchase Price Average Three Month Revenue shall be $1,429,365.

9.       COVENANTS.

          9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to exercise reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder, and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

          9.02 Compliance with HSR Act and Rules.

          (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby.

          (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Seller and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

          9.03 Applications for Assignment of Contracts or CATV Instruments and CATV Franchises. In order to secure requisite consents or approvals of the transfer of control to Buyer of any Contracts, CATV Franchises or CATV Instruments, Buyer (with respect to CATV Franchises) and Seller (with respect to CATV Instruments and Contracts) shall proceed as promptly as practicable and in good faith and using best efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each such consent or approval. Buyer and Seller shall use best efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such approvals and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and to be represented at such meetings or hearings as may be scheduled to consider such applications. Without limiting in any respect the foregoing, each party agrees to file mutually acceptable applications to all appropriate Governmental Authorities for all consents or approvals required to consummate the transactions hereunder within thirty (30) days after the date of this Agreement. Buyer further agrees that it will not, without the prior written consent of Seller, take any action to amend or that would amend or modify any application with respect to a CATV Franchise filed as provided in this Section
9.03 after the date that such application is accepted as complete.

          9.04 Records, Taxes and Related Matters. Seller and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period after the Closing Date with respect to all transactions of the CATV Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operation and cash flows of the CATV Business for any period prior to the Closing. In the case of records owned by Seller, such records shall be made available at Seller's executive office, and in the case of records owned by Buyer, such records shall be made available at the office at which such records are maintained. As used in this Section 9.04, the right of inspection includes the right to make copies for reasonable business purposes. In all cases where Buyer, pursuant to the terms hereof, has assumed Seller's liability for the payment of taxes (including, without limitation, deposits), Buyer shall (unless and to the extent otherwise requested by Seller) prepare and file all returns, reports, information statements, forms or other documents required to be filed with respect to such taxes, all in a timely and proper fashion and as may be necessary or appropriate to assure that the Seller shall be in full and prompt compliance with law, and Buyer shall pay or cause to be paid all such taxes when due.

          9.05 Absence of Consents. The parties acknowledge that their intent and agreement is for Seller to transfer the CATV Business to Buyer at Closing in an orderly manner without interruption in service, and that certain required consents to the transfer to Buyer of Seller's rights under the Contracts, the CATV Franchises and CATV Instruments relating to the operation of the CATV Business may not have been obtained on the Closing Date, or that such rights may not be transferred at the Closing for other reasons; provided, however, that Buyer shall have no obligation to close the transactions contemplated hereby in the absence of receiving the Seller Required Consents and the transfer of such rights. If said transfer is not completed on the Closing Date, Seller agrees thereafter to maintain such Contracts and CATV Instruments and, should Buyer so request, any insurance policies and performance bonds related to any Retained Franchises, in full force and effect for the benefit of Buyer (with any casualty insurance policies naming Buyer and Buyer's lenders as loss payees and any liability insurance policies so maintained naming Buyer, Buyer's lenders, Seller and such other parties as are required to be so named as additional insureds) until such transfer is completed (the "Interim Period"). During the Interim Period, Buyer shall be responsible for obtaining such consents, and Seller will provide reasonable assistance to Buyer but at Buyer's sole cost and expense. Seller also agrees to permit Buyer, at Buyer's option, to utilize the benefits of such Contracts, CATV Instruments, insurance policies and performance bonds in compliance with the terms thereof in order to continue to operate the Systems. Buyer agrees that all expenses incurred by Seller in complying with the foregoing during the Interim Period (other than charges for personnel or internal operating, administrative or overhead expenses of Seller or any creditor of Seller) shall be reimbursed to Seller by Buyer on a monthly basis, within twenty (20) days after receipt by Buyer of Seller's reasonably detailed statement therefor for each calendar month during the Interim Period.

          9.06 Retained Franchises. After satisfaction or waiver of the conditions precedent to Buyer's obligation to close as set forth in Section 7.01, those CATV Franchises (and all assets related thereto) with respect to which consent to transfer has not been obtained by the Closing Date (the "Retained Franchises") shall be retained by the Seller and subsequently transferred to the Buyer in accordance with the terms hereof.

          (a) At the Closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all Acquired Assets, except only for the Retained Franchises and all of the other Acquired Assets which are used exclusively in the operation of the Franchise Areas services pursuant to such Retained Franchises (the "Retained Assets"). From and after the Closing, Seller shall retain the Retained Franchises and the Retained Assets, and, subject to the terms and conditions in this Section 9.06, Seller shall sell and assign to Buyer, and the Buyer shall purchase and acquire from Seller, the Retained Franchises and the Retained Assets in accordance with the terms of this Section 9.

          (b) At the Closing:

              (i) The amount payable by Buyer to Seller pursuant to Section 2.02 shall be reduced by an amount that Buyer is required to deposit in escrow pursuant to Section 9.06(b)(iii).

              (ii) All conveyance documents, certificates and other documents contemplated by this Agreement to be delivered at the Closing shall be in the form and substance provided for in this Agreement with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.06.

              (iii) Buyer shall deliver to one of Buyer's senior lenders, as escrow agent or to another mutually acceptable escrow agent (the "Retained Franchise Escrow Agent"), by wire transfer of federal reserve funds, an amount equal to that portion of the Purchase Price allocable to the Retained Franchises and the Retained Assets, which amount shall be the product of the number of Basic Subscribers in the Franchise Areas serviced under such Retained Franchises multiplied by $1,459 (the "Full Per Subscriber Amount") (such number of Basic Subscribers to be determined based on the information in Schedule 3.07(a)). The amount delivered to the Retained Franchise Escrow Agent (the "Retained Franchise Escrow Amount") shall be in an escrow account (the "Retained Franchise Escrow Account") pursuant to the terms of an escrow agreement, which shall contain the basic terms provided for herein and shall be mutually agreeable to the parties hereto (the "Retained Franchise Escrow Agreement"), with any revisions thereto that are reasonably requested by Buyer's senior lenders to grant them a perfected security interest in the Retained Franchise Escrow Amount (subject to the rights of Seller under this Agreement). All interest earned on the Retained Franchise Escrow Amount shall be disbursed to Seller as provided in this Section 9.06.

              (iv) Buyer and Seller shall enter into a mutually acceptable management agreement (the "Management Agreement") pursuant to which Buyer shall manage the Systems serviced by the Retained Franchises. The Management Agreement shall provide that Buyer will be entitled to receive and retain all revenues, and will be responsible for all costs and expenses, attributable to the operations of the Retained Franchises and the Retained Assets, the intent of the parties being that Buyer will enjoy the economic rewards and bear the economic risks resulting from the operation of the Retained Systems and the Retained Assets during the term of the Management Agreement.

          (c) After the Closing, Buyer and Seller shall cooperate in obtaining any authorizations, consents, orders or approvals of any municipal authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area, and the agreements and obligations of Buyer and Seller under the other provisions of this Agreement shall be fully applicable in seeking such authorizations, consents, orders, or approvals after the Closing. Seller shall give to Buyer written notice of the receipt of any authorizations, consents, orders, or approvals of any municipal authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area.

          (d) If any Franchise Area that was not a Transferable Franchise Area on the Closing Date becomes a Transferable Franchise Area within two (2) years after the Closing Date, then, a closing shall be held on a date to be agreed to between Buyer and Seller (or, if Buyer and Seller fail to agree, on the first business day that is at least ten days after such Franchise Area becomes a Transferable Franchise Area), in accordance with the following:

              (i) At such closing, the Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, those Retained Franchises that cover Franchise Areas that have become Transferable Franchise Areas by such closing date and all Retained Assets relating thereto, as evidenced by bills of sale and assignment and assumption agreements in form and substance substantially identical to those delivered by the parties at the Closing;

              (ii) The closing conditions of Buyer and Seller provided herein shall apply to such closing insofar as such conditions related to the Retained Franchises and Retained Assets described in paragraph (i) above;

              (iii) At such closing, Buyer and Seller shall make to one another mutually acceptable representations and warranties with respect to the Retained Franchises and the Retained Assets and the transactions contemplated herein with appropriate exceptions taken for actions taken or omitted to be taken by Buyer or Seller between the Closing Date and such closing date as manager or pursuant to the Management Agreement;

              (iv) At such closing, Buyer and Seller shall execute and deliver conveyance documents, certifications and other documents (other than opinions of counsel) corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.06 and to relate to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;

              (v) Upon such closing, the Management Agreement shall be terminated with respect to the Franchise Areas covered by the Retained Franchises that are transferred at such closing; and

              (vi) At such closing, to the extent the Transferable Subscriber Percentage is less than or equal to ninety-three percent (93%), then no disbursement shall be made from the Retained Franchise Escrow Account. To the extent the Transferable Subscriber Percentage then exceeds ninety-three percent (93%), Buyer and Seller shall direct the Retained Franchise Escrow Agent to disburse to Seller the Full Per Subscriber Amount times the number of Basic Subscribers (in excess of such ninety-three percent (93%) threshold) in the Franchise Areas covered by the Retained Franchises described in paragraph (i) above (as determined pursuant to Schedule 3.07(a)), together with all interest then earned under and credited to the Retained Franchise Escrow Account.

          (e) If any Franchise Areas do not become Transferable Franchise Areas within two (2) years after the Closing Date, then a closing shall be held on the first business day that is two (2) years after the Closing Date or such earlier date as Buyer shall designate in writing to Seller at least thirty (30) days prior to such earlier date, in accordance with the following:

              (i) At such closing, Seller must sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all Retained Franchises and Retained Assets pertaining to Franchise Areas that shall not have become Transferable Franchise Areas, as evidenced by bills of sale and assignment and assumption agreements in form and substance substantially identical to those delivered by the parties at the Closing;

              (ii) The closing conditions of Buyer and Seller provided herein shall apply to such closing insofar as such conditions relate to the Retained Franchises and Retained Assets described in paragraph (i) above, except that Buyer shall be deemed to have waived the condition that any authorization, consent, order or approval of any municipal authority necessary for the transfer of such Retained Franchise shall have been obtained and shall be final;

              (iii) At such closing, Buyer and Seller shall make to one another mutually acceptable representations and warranties with respect to the Retained Franchises and the Retained Assets and the transactions contemplated herein with appropriate exceptions taken for actions taken or omitted to be taken by Buyer or Seller between the Closing Date and such closing date as manager or pursuant to the Management Agreement;

              (iv) At such closing, Buyer and Seller shall execute and deliver conveyance documents, certificates and other documents (other than opinions of counsel) corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this Section 9.06 and to relate to the Retained Franchises and Retained Assets being purchased by Buyer at such closing;

              (v) Upon such closing, the Management Agreement shall be terminated; and

              (vi) At such closing, Buyer and Seller shall direct the Retained Franchise Escrow Agent to disburse the Retained Franchise Escrow Amount to Seller.

This Section 9.06(e) shall not be construed to require or permit the transfer of any CATV Franchise without the approval of the applicable Governmental Authority.

          (f) Buyer and Seller shall negotiate in good faith any other changes to this Agreement necessary or appropriate to effectuate the intent of this
     Section 9.06.

          (g) For purposes of this Section 9.06, the following terms shall have the following meanings ascribed to them:

              (i) "Franchise Area" means any of the geographic areas in which Seller is authorized to provide cable television service pursuant to a Franchise granted by a municipal authority or provides cable television service in any geographic area in which a Franchise granted by a municipal authority is not required pursuant to applicable law;

              (ii) "Transferable Franchise Area" means any Franchise Area with respect to which (AA) any authorization, consent, order or approval of any municipal authority necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be effective, on terms not materially less favorable to Buyer or Seller as are currently in place in Seller's CATV Franchises or as otherwise agreed by the parties, or (BB) no authorization, consent, order or approval of any municipal authority is necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement, or (CC) no Franchise is required for the provision of cable television service in the Franchise Area.

          9.07 Noncompetition. Cablevision Systems Corporation and Seller covenant and agree that for a period of three (3) years from the Closing Date neither they nor any of their controlled affiliates will own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline or wireless video cable television system within the System Area other than as contemplated by Schedule 9.07 and other than as a result of any change in the structure, ownership or control of Cablevision Systems Corporation (or any of its controlled affiliates) as part of any transaction not solely related to the operation of a wireline or wireless video cable television system in the State of Maine. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System, which (a) constitutes less than 5% of each class of equity of such company, (b) does not constitute control over such company and
(c) is held solely for investment purposes.

          9.08 Billing System TransitionBilling System Transition. Prior to and following the Closing, Seller will cooperate with Buyer with respect to the conversion of the System's billing and collection functions to the billing system utilized by Buyer. In furtherance of the foregoing, for one hundred and eighty (180) days following the Closing, or until such earlier time as the CATV Systems' billing and collection functions have been converted to the system utilized by Buyer, Seller will continue to perform or cause to be performed all of the Systems' billing and collection services in the same manner as presently conducted, and Buyer shall promptly reimburse Seller for Seller's out-of-pocket cost in providing such services.

          9.09 Use of Names and Logos. For a period of ninety (90) days after the Closing Date, Buyer shall be entitled to use trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Seller to the extent incorporated in the Acquired Assets transferred to it at Closing; provided that Buyer shall use commercially reasonable efforts to remove all names, marks, logos and other rights of Seller from the Acquired Assets as soon as reasonably practicable after Closing.

10. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS; INDEMNIFICATION10.

          10.01 Survival of Representations, Warranties, Covenants and other Agreements. All representations and warranties made by Seller or Buyer in this Agreement or in any other documents or instruments delivered pursuant hereto shall be deemed continuing representations, warranties, covenants and agreements, and shall survive the Closing for a period of one year, unless a longer period of survival is provided for in this Agreement; provided, however, that the representations and warranties set forth in Sections 3.05 and directly relating to title (and Encumbrances thereon) to the Acquired Assets shall survive through the expiration of all statutes of limitation (if any) applicable to any claim, right of action or Losses to which Buyer could be subject in the event of a breach of such representations or warranties. The provision of a reasonably detailed notice of claim setting forth the basis for such claim with respect to the breach or alleged breach of any representation or warranty shall extend the period during which such representation and warranty survives through the date such claim is resolved.

          10.02 Indemnification by Seller10.02 Indemnification by Seller. (a) Provided the Closing shall have occurred, subject to Section 10.01, Seller agrees to indemnify, defend and hold harmless Buyer, its affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns (a "Seller Indemnified Party"), from and against all losses, damages, liabilities, deficiencies and obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees and expenses) (collectively, "Losses") to which they may become subject as a result of (i) the ownership and operation of the Acquired Assets and the CATV Business prior to the Closing; (ii) the Excluded Liabilities; (iii) any and all misrepresentations or breaches of a representation herein or warranty or the nonperformance or breach of any covenants or agreements of Seller contained herein and in the agreements or instruments executed in connection herewith or pursuant hereto; (iv) any and all obligations of Seller other than Assumed Liabilities; and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (b) Payment. Any obligations of Seller under the provisions of this
     Section 10 shall be paid promptly out of the Earnest Money and Indemnification Escrow to the Seller Indemnified Party by Seller and shall represent a retrospective adjustment to Purchase Price. The amount of such payment (and adjustment) shall be equal to the amount of the Loss incurred by the Seller Indemnified Party on account of the matter for which indemnification is required hereunder less (x) any payments made or to be made to the Seller Indemnified Party under any insurance, indemnity or similar policy or arrangement (net of any negative tax effects and (y) the net present value of any deduction, amortization, credit, exclusion from income or other tax benefit (a "Tax Benefit") realized by Buyer or its successors, on account of any such Loss.

          10.03 Indemnification by Buyer. (a) Provided the Closing shall have occurred, Buyer agrees to indemnify, defend and hold harmless Seller and its shareholders, partners, directors, officers, employees, agents, successors and assigns (a "Buyer Indemnified Party"), from and against all losses, damages, liabilities, deficiencies and obligations including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) to which they may become subject as a direct result of: (i) any and all misrepresentations or breaches of a representation or warranty or the nonperformance or breach of any covenant or agreement of Buyer contained herein and in the agreements or instruments executed in connection herewith or pursuant hereto; (ii) the Assumed Liabilities; (iii) the ownership and operation of the Acquired Assets and the CATV Business after the Closing or (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

          (b) Payment. Any obligations of Buyer under the provisions of this
     Section 10 shall be paid promptly to the Buyer Indemnified Party by Buyer and shall represent a retrospective adjustment to Purchase Price. The amount of such payment (and adjustment) shall be equal to the amount of the Loss incurred by the Buyer Indemnified Party on account of the matter for which indemnification is required hereunder less (x) any payments made or to be made to the Seller Indemnified Party under any insurance, indemnity or similar policy or arrangement (net of any negative tax effects) and (y) the net present value of any Tax Benefit realized by Seller or its successors, on account of any such Loss.

          10.04 Threshold; Cap; Escrow Amount. Notwithstanding anything contained herein to the contrary, the indemnification provided under Sections
10.02 and 10.03 above shall only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification exceeds $300,000 and as to any particular indemnity claim or series of related indemnity claims only to the extent that, and only if, such indemnity claim or series of related indemnity claims equals or exceeds $100,000. In any event, the maximum amount that either party will be required to pay under this Agreement in respect of all claims by all parties (other than claims relating to adjustments and pro rations made pursuant to Sections 2.03 and 2.04) is the Escrow Amount, and with respect to claims under this Agreement against Seller, Buyer shall be able to look only to the Escrow Account and the amounts then therein for satisfaction of any and all claims.

          10.05 Third Party Claims. If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted by a third party against any indemnified party ("Indemnitee"), it shall be a condition to the obligations under this
Section 10 that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section 13.05. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation at Indemnitor's expense in connection with such defense; provided, however, that the Indemnitor shall not have the right to control the defense until the Indemnitor agrees to indemnify the Indemnitee in full irrespective of the indemnity limitations set forth in Section 10.04. Notwithstanding the foregoing, the Indemnitor shall only have the right to assume the defense as provided above in connection with claims for damages and shall have no right to assume the defense in connection with any claims or actions of specific performance. If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within fifteen (15) business days of receipt of such notice (or by such other advance notice that does not unduly prejudice the Indemnitee) by Indemnitee, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Section 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld.

11.      FURTHER ASSURANCES.

          From time to time at and after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other party and take such other actions as the other party reasonably may request to effect the purposes and intent of this Agreement; provided, however, that nothing in this Agreement shall be deemed to require or permit the Seller or Buyer to take any action that would otherwise require approval of any CATV Franchises by any Governmental Authority prior to the time such approval is obtained.

12.      CLOSING; TERMINATION.

          12.01 Closing. The Closing shall take place at the offices of Seller's Counsel (or if Buyer so elects, at the office of counsel to Buyer's senior lenders) at 10:00 A.M., local time, on a date specified by Buyer upon at least ten (10) days' prior written notice to Seller, which date (the "Closing Date") is not earlier than the date on which the conditions set forth in Section 7.01 shall have been satisfied and not later than thirty (30) days after the date the aggregate number of Basic Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be at least ninety-three percent (93%) of the aggregate number of Basic Subscribers in all Franchise Areas, but in no event later than twelve months after the date hereof.

          12.02 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) At any time, by the mutual written agreement of Buyer and Seller;

          (b) By either Buyer or Seller if the Closing Date does not occur on or before the date that is twelve months after the date hereof;

          (c) By Buyer, upon and effective as of the date of written notice to Seller, if any of the conditions to the obligations of Buyer set forth in
     Section 7 shall not have been waived or materially satisfied at the time of the Closing or if the Seller shall have breached any of its representations, warranties or obligations hereunder in any material respect, and such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and thirty (30) days after the Buyer has given notice to Seller of such breach except for such conditions or breaches that could not reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally or in the State of Maine;

          (d) By Seller, upon and effective as of the date of written notice to Buyer, if any of the conditions to the obligations of Seller set forth in
     Section 8 shall not have been waived or materially satisfied at the time of the Closing or if the Buyer shall have breached any of its representations, warranties or obligations hereunder in any material respect, and such breach shall not have been cured in all material respects or waived prior to the earlier of the Closing Date and thirty (30) days after the Seller has given notice to Buyer of such breach.

          12.03 Notice of Termination; Rights and Obligations of Parties. In the event of the termination of this Agreement by Buyer or Seller pursuant to this
Section 12, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein the transactions contemplated by this Agreement shall be terminated, without further action by any party. Notwithstanding the foregoing, no party may terminate this Agreement if such party is then in default hereunder.

          12.04 Remedies Upon Default. If (i) Seller terminates this Agreement pursuant to Section 12.02(d) hereof or (ii) Buyer refuses to proceed or tender performance at the Closing, then, unless at the Closing there is a nonfulfillment of any of the conditions precedent specified in Section 7 hereof, Seller shall be entitled to receive the Escrow Amount pursuant to the Earnest Money and Indemnification Escrow Agreement as liquidated damages, which shall be the sole remedy of Seller for such breach, and neither party shall have any other recourse against the other or any of its affiliates under or in connection with this Agreement or the transactions contemplated hereby. In any other case, if the Closing does not occur and this Agreement is terminated, then, pursuant to the Earnest Money and Indemnification Escrow Agreement, the Escrow Amount shall be delivered to Buyer, which shall be the sole remedy of Buyer under any such other case (except as set forth in the immediately following sentence). Nothing in this Section 12 shall be deemed to impair the rights of Buyer to compel specific performance of Seller of its obligations under this Agreement.

13.      MISCELLANEOUS.

          13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

          13.02 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than any letter or agreement that specifically refers to this Section 13.02. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

          13.03 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

          13.04 Construction; Counterparts. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

          13.05 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person, or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

                  If to Seller:     A-R Cable Services - ME, Inc.
                                            One Media Crossways
                                            Woodbury, New York 11797
                                            Telephone: (516) 496-1149
                                            Telecopy:  (516) 496-3607
                                            Attention: John J. Bier

                  copies to (which shall not constitute notice):
                                            Cablevision Systems Corporation
                                            One Media Crossways
                                            Woodbury, New York 11797
                                            Telephone: (516) 364-8450
                                            Telecopy:  (516) 364-2663
                                            Attention: General Counsel

                                            and

                                            Sullivan & Cromwell
                                            125 Broad Street
                                            New York, New York 10004
                                            Telephone: (212) 558-4000
                                            Telecopy:  (212) 558-3588
                                            Attention: John P. Mead, Esq.

                  If to Buyer:      FrontierVision Operating Partners, L.P.
                                            1777 Harrison Street
                                            Suite P-200
                                            Denver, CO 80210
                                            Telephone: (303) 757-1588
                                            Telecopy:  (303) 757-6105
                                            Attention: James C. Vaughn
                                                       President and CEO

                  copies to (which shall not constitute notice):
                                            Edwards & Angell
                                            101 Federal Street
                                            Boston, MA 02110
                                            Telephone: (617) 439-4444
                                            Telecopy:  (617) 439-4170
                                            Attention: Stephen O. Meredith, Esq.

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.05.

          13.06 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

          13.07 Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in either party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

          13.08 Third Party Beneficiary. This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

          13.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

          13.10 Press Releases. No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by either party hereto without the consent of the other party; provided, however, that either party may disclose such information if reasonably deemed to be required by law by the legal counsel for such party.

          13.11 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.


                            (SIGNATURE PAGE FOLLOWS)

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                         SELLER:
                         A-R CABLE SERVICES - ME, INC.

                         By:/s/ Barry J. O'Leary
                            --------------------
                         Barry J. O'Leary
                         Senior Vice President, Finance
                         and Treasurer

                         BUYER:

                         FRONTIERVISION OPERATING PARTNERS, L.P.

                         By FrontierVision Partners, L.P., its general partner

                         By FVP GP, L.P., its general partner

                         By FrontierVision Inc., its general partner

                         By:/s/ James C. Vaughn
                            -------------------
                         James C. Vaughn
                         President and CEO


CABLEVISION SYSTEMS CORPORATION (with respect solely to and in recognition of its obligations set forth in Section 9.07 hereof)


By:/s/ Barry J. O'Leary
   --------------------
     Barry J. O'Leary
     Senior Vice President, Finance
     and Treasurer